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                                                                    EXHIBIT 20.2


                   [RELIANCE STEEL & ALUMINUM CO. LETTERHEAD]


                    RELIANCE STEEL & ALUMINUM CO. COMPLETES
                       ACQUISITION OF CHATHAM STEEL CORP.

     LOS ANGELES--July 7, 1998--Reliance Steel & Aluminum Co. (NYSE:RS) Tuesday announced that it has completed the previously announced acquisition of Chatham Steel Corp., a privately held metals service-center company with headquarters in Savannah, Ga., for $68 million in cash.

     Chathman will operate as a wholly owned subsidiary of Reliance under its current management team, led by Arnold Tenenbaum, president.

     Chatham has facilities in Columbia, S.C.; Durham, N.C.; Orlando, Fla.; Jacksonville, Fla.; and Birmingham, Ala., as well as Savannah. The company's products include primarily carbon-steel structurals, plate, pipe and tube, bars, sheet and coil and some stainless steel. Chatham reported revenues of approximately $166 million for the fiscal year ended Dec. 31, 1997.

     "Chatham is an excellent example of our continued emphasis on profitable growth through selective, accretive acquisitions," said David H. Hannah, president of Reliance Steel & Aluminum Co.

     "We look forward to combining our resources with Reliance, which will enable us to continue to offer our customers the high-quality services that both Chatham and Reliance are known for," said Tenenbaum.

     Reliance Steel & Aluminum Co., with headquarters in Los Angeles, is one of the largest metals service-center companies in the United States.

     Through a network of 62 processing and distribution centers (including American Steel LLC) in 20 states, the company provides value-added metals-processing services and distributes a full line of more than 60,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; and alloy steel to more than 40,000 customers in various industries.

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     CONTACT:  Reliance Steel & Aluminum Co., Los Angeles
               David H. Hannah, 213/582-2272
                    or
               Hill and Knowlton Inc.
               Kim P. Feazle, 713/752-1927